UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 20, 2012 (September 14, 2012)

LifeCare Holdings, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-133319	51-0372090
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

5340 Legacy Drive, Building 4, Suite 150

Plano, Texas 75024

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Limited Waiver and First Amendment to Credit Agreement

On September 14, 2012, LifeCare Holdings, Inc. (the “Company”) entered into a Limited Waiver and First Amendment to Credit Agreement and Termination of Revolving Commitments (the “Agreement”) to its Credit Agreement, dated as of February 1, 2011 (as amended and supplemented, the “Credit Agreement”), with LCI Holdco LLC, the requisite Secured Lenders (as defined herein) and JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent for the lenders under the Credit Agreement (the “Secured Lenders”). Pursuant to the Agreement, the Administrative Agent and the requisite Secured Lenders have agreed to (i) waive any Default or Event of Default (each as defined in the Credit Agreement) arising from the failure of the Company to make the required interest payment on its Subordinated Notes (as defined herein) due on August 15, 2012 and to remedy such failure within the applicable 30-day payment grace period that ended on September 14, 2012 during the Waiver Period (as defined herein), (ii) to make certain amendments to the Credit Facility to effect such waiver and (iii) to permanently terminate all unused revolving commitments under the Credit Agreement.

The “Waiver Period” is the period from September 14, 2012 to the earlier of (i) November 1, 2012 and (ii) the occurrence of any Waiver Default. A “Waiver Default” will occur immediately upon the occurrence of certain events, including (a) the occurrence of a Default or Event of Default under the Credit Agreement not arising from the failure to make the interest payment on the Subordinated Notes, (b) the entry into certain refinancing transactions, (c) the making of payments under the Subordinated Notes or certain other outstanding indebtedness of the Company, (d) the occurrence of an event of default under the Indenture (as defined herein) or the termination of the Waiver Agreement (as defined herein) without consent of the requisite Secured Lenders or (e) any material amendment to the Company’s existing employee retention plans or adoption of new employee retention plans without approval of the requisite Secured Lenders. The occurrence of certain other events, including the failure of the Company to comply with the terms, conditions or covenants of the Agreement, will constitute a Waiver Default if such events remain uncured for five (5) business days after written notice is given by the Administrative Agent or the requisite Secured Lenders.

The Agreement also amends the Credit Agreement to impose additional restrictions on the Company, including restrictions on the ability of the Company and its Subsidiaries to make certain payments, enter into new material contracts outside of those which may occur in the ordinary course of business and transfer or sell certain property. The Agreement also places requirements on the Company regarding the refinancing of its existing capital structure and to impose certain notice and information requirements. During the Waiver Period, loans outstanding under the Credit Agreement will bear interest at a rate of 2% plus the rate otherwise applicable to such loan, which additional interest will be payable half as pay-in-kind interest and half in cash.

This summary of terms of the Agreement is not complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference

Limited Waiver Agreement to Indenture

On September 14, 2012, the Company also entered into a Limited Waiver Agreement (the “Waiver Agreement”) to its Indenture, dated as of August 11, 2005 (as amended and supplemented, the “Indenture”), pursuant to which the Company has outstanding $119.3 aggregate principal amount of 9.25% Senior Subordinated Notes due 2013 (the “Subordinated Notes”). Pursuant to the Waiver Agreement, holders constituting more than 70% of the principal amount of the Subordinated Notes have agreed to waive the default associated with the Company’s failure to pay interest on the Subordinated Notes on August 15, 2012 (the “Specified Event”) or any Event of Default (as defined in the Indenture) arising from such Specified Event during the Waiver Period (as defined herein).

The “Waiver Period” is the period (i) commencing on and including September 15, 2012 and (ii) ending on, but not including, the date that is the earlier of (a) November 1, 2012 and (b) the occurrence of a Termination Event. A “Termination Event” includes (i)(x) the occurrence of an Event of Default under the Indenture other than an Event of Default resulting from the Specified Event, (y) the failure of the Company or any Guarantor (as defined in the Indenture) to timely comply with the terms, conditions or covenants set forth in the Waiver Agreement or (z) the failure of any representation or warranty made by the Company or any Guarantor in the Waiver Agreement to be true and correct in any material respect as of the date when made and (ii) the termination of the Waiver Period under the Agreement.

The Waiver Agreement contains certain representations, conditions and covenants of the Company and the Guarantors, including restrictions on certain payments by the Company, the Guarantors and their respective Restricted Subsidiaries (as defined in the Indenture).

This summary of terms of the Waiver Agreement is not complete and is qualified in its entirety by the terms and conditions of the Waiver Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Limited Waiver and First Amendment to Credit Agreement and Termination of Revolving Commitments, dated September 14, 2012, among the LifeCare Holdings, Inc., LCI Holdco LLC, the Required Lenders and JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent.

10.2	Limited Waiver Agreement, dated September 14, 2012, among LifeCare Holdings, Inc., each Guarantor and each holder of the Subordinated Notes signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc.

By:	/s/ Phillip B. Douglas

Name:	Phillip B. Douglas
Title:	Chief Executive Officer

Date: September 20, 2012

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